PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	April 28,	October 28,
	2013	2012
Assets

Current assets:
Cash and cash equivalents	$210,552	$218,043
Accounts receivable	82,715	75,685
Inventories	18,585	17,702
Other current assets	9,525	8,364

Total current assets	321,377	319,794

Property, plant and equipment, net	410,757	380,808
Investment in joint venture	93,050	93,252
Intangible assets, net	36,776	37,384
Other assets	18,899	17,996

	$880,859	$849,234

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$10,473	$7,781
Accounts payable and accrued liabilities	103,925	77,732

Total current liabilities	114,398	85,513

Long-term borrowings	169,348	168,956
Other liabilities	9,665	8,764

Equity	587,448	586,001

	$880,859	$849,234